SIAM CITY BANK PUBLIC COMPANY LIMITED

                  Letter of Consent for Bank Deposits Deduction

                                                             Made at Head Office
                                                             17 June 1999

We, King Power Duty Free Co., Ltd., Thai nationality, with offices at 26th-27th Floors, Siam Tower, 989 Rama I Road, Pathum Wan Sub-district, Pathum Wan District, Bangkok Metropolis, hereinafter called the "Consent Giver", owner of

         Fixed Deposit Account, Passbook No. 001-3-09768-5
         Baht  62,600,101.35

totalling Baht 62,600,101.35 (Sixty-Two Million Six Hundred Thousand One Hundred and One Baht Thirty-Five Satang) hereinafter called the "Deposits," made this consent to Siam City Bank Public Company Limited, hereinafter called the "Bank," as follows :

1. The Consent Giver consents the bank to bring any or all types of debt that the consent giver and/or - , hereinafter called "the said debtor" owe to the bank at present and/or the future, including interests, stamp duties, fees, expenses, damages or indemnity and other charges, whether it is due for payment or not, to deduct payment therefore from the deposits and/or debited into the above stated bank account, either in whole or in part, at any time whereby disregarding whether it is due date for payment or not, without having to notify the consent giver, and the consent giver agrees not to object or dispute or take legal action for claiming the money back or cite right of claim to the bank.

     If deduction for payment or debit into the said bank account appears to be insufficient amount to pay the outstanding debt, the consent giver agrees to pay the amount of shortage to the bank accordingly.

2. In case the above bank account becomes due without having paid the debt according to Clause 1, the Consent Giver consents the bank to extend the validity of deposits continuously with no condition whatsoever, and the Consent Giver agrees that the extended deposits shall be binding whereby the Bank is entitled to make deduction or debit payment of the debt according to Clause 1 in all respects, though the Consent Giver may not indicate the consent or endorse the new one.

3. Giving of the rights under this Letter of Consent shall also bind the subrogee of the Consent Giver until the said debt shall be paid in full.

The Consent Giver, having understood the contents of this Letter of Consent entirely, hereunder sign his name (and affix seal, if any) in the presence of witnesses.

         SEAL                - signed -                         Consent Giver
                        (King Power Duty Free Co., Ltd.)

   - signed -               Witness           - signed -        Witness
(Mr. Siripon Tantichotiwat)           (Mr. Wisut Kawinmuthatorn)